Exhibit 10.2

ASSET PURCHASE AGREEMENT

Among

Screamin’ Hot Florida, LLC

and

Screamin’ Hot Trinity, LLC
(as Sellers)

and

Principal Members

and

AMC Wings, Inc.

(as Buyer)

dated as of

April 1, 2014

Mutual Disclosure Schedules:

Section 2.01(d)	-	Assigned Contracts
Section 2.02	-	Excluded Assets
Section 2.03(d)	-	Assumed Liabilities
Section 2.07	-	Allocation Schedule

Sellers’ Disclosure Schedules:

Section 4.01	-	Organization and Qualification
Section 4.03	-	No Conflicts; Consents
Section 4.04	-	Financial Statements
Section 4.05	-	Undisclosed Liabilities
Section 4.06	-	Absence of Certain Changes, Events and Conditions
Section 4.07(a)	-	Material Contracts
Section 4.08(a)	-	Title or Licenses to Purchased Assets
Section 4.09	-	Condition and Sufficiency of Assets
Section 4.10(a)	-	Owned Real Property
Section 4.10(b)	-	Leased Real Property
Section 4.11(a)	-	Intellectual Property Registrations
Section 4.11(b)	-	Intellectual Property Assets
Section 4.11(c)	-	Intellectual Property Licenses
Section 4.12	-	Supplies
Section 4.13	-	Insurance
Section 4.14(a)	-	Legal Proceedings
Section 4.14(b)	-	Governmental Orders
Section 4.15(a)	-	Compliance with Laws
Section 4.15(b)	-	Permits
Section 4.16(b)	-	Environmental Permits
Section 4.16(e)	-	Environmental Reports
Section 4.17(a)	-	Benefit Plans
Section 4.17(c)	-	ERISA Compliance
Section 4.18(a)	-	Employees
Section 4.18(b)	-	Collective Bargaining
Section 4.18(c)	-	Compliance with Employment Laws
Section 4.19	-	Taxes
Section 7.04	-	Termination Payment

Exhibits:
Exhibit A	-	Escrow Agreement
Exhibit B	-	Estimated Working Capital Statement
Exhibit C	-	Assignment and Assumption of Lease
Exhibit D	-	Bill of Sale
Exhibit E	-	Assignment and Assumption Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of April 1, 2014, is entered into among (i) Screamin’ Hot Florida, LLC, a Florida limited liability company and Screamin’ Hot Trinity, LLC, a Florida limited liability company (hereinafter collectively referred to as “Sellers” and each individually as “Seller”), (ii) the Principal Members (as defined herein) and (iii) AMC Wings, Inc., a Michigan corporation (“Buyer”).

RECITALS

WHEREAS, Sellers are engaged in the business (the “Business”) of owning, developing and operating three (3) Buffalo Wild Wings franchise restaurants in Florida (the “Restaurants”); and

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, the Business, the Restaurants and substantially all the assets used or usable by Sellers in the Business, and certain specified liabilities of the Business, subject to the terms and conditions set forth herein; and

WHEREAS, the Principal Members are the beneficial owners of a majority of the membership interests of Screamin’ Hot Florida, LLC and join this Agreement for the limited purposes set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.01(b).

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation by a Governmental Authority of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract (excluding the Franchise Agreements with Buffalo Wild Wings International, Inc.), or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assigned Permits” has the meaning set forth in Section 2.01(h).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 2.05(c).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Benefit Plan” has the meaning set forth in Section 4.17(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(l).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Detroit, Michigan, are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Basket Exclusions” has the meaning set forth in Section 8.04(a).

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(e).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means BDO USA, LLP.

“BWW” means Buffalo Wild Wings International, Inc.

“BWW Transfer Fees” means all fees, costs and expenses payable to BWW, associated with or arising from the request for consent to transfer the Franchise Agreements and the actual transfer of store franchises, pursuant to this Agreement, including, all transfer fees (not to exceed $12,500 per store) and review and approval costs and fees.

“Cash Flow Payment” has the meaning set forth in Section 7.04(d).

“Casualty Holdback” has the meaning set forth in Section 7.04(d).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Payment” has the meaning set forth in Section 2.05(b)(i).

“Closing Working Capital” means: (a) Inventory, plus (b) Petty Cash, as of the Effective Time.

“Closing Working Capital Statement” means a statement of working capital setting forth the Closing Working Capital, determined as of the Effective Time and prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Estimated Working Capital Statement; provided, however, in no event shall the Closing Working Capital Statement reflect any adjustment to any current asset or current liability of Sellers attributable to any purchase accounting adjustments under Statement of Financial Accounting Standards 141 or 142 on account of the transactions provided for in this Agreement, or, other than to specifically limit the current assets and current liabilities of Sellers to those actually acquired or assumed by Buyer pursuant to this Agreement, to otherwise give any effect to the transactions or other extraordinary items associated with the transactions provided for in this Agreement, including, items such as the BWW Fees, prepayment penalties or breakage fees otherwise due any lender of Sellers, transaction costs and fees, brokers fees, remodeling or modernization costs, severance or termination pay due any employee of Sellers, or other similar obligations of Sellers due as a consequence of the consummation of the transactions provided for in this Agreement; provided further, that excluded from current assets and current liabilities for purposes hereof shall be any item prorated between Buyer and Sellers at Closing pursuant to Section 2.05(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, promissory notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means the current assets of the Business as of the Effective Time, provided, however, that such current assets shall be limited to those current assets acquired by Buyer pursuant to the terms of this Agreement and otherwise shall be determined in accordance with the standards set forth in the definition of the Closing Working Capital Statement.

“Current Liabilities” means the current liabilities of the Business as of the Effective Time, provided, however, that such current liabilities shall be limited to those current liabilities assumed by Buyer pursuant to the terms of this Agreement and otherwise shall be determined in accordance with the standards set forth in the definition of the Closing Working Capital Statement.

"Deed" has the meaning set forth in Section 3.02(a)(iv).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(b)(iv).

“Dollars” or “$” means the lawful currency of the United States.

“EBITDA” has the meaning set forth in Section 7.04(d).

“Effective Time” means the opening of business on the Closing Date.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, written notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyer, Sellers and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit A.

“Escrow Amount” means the sum of $200,000 to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

“Estimated Working Capital Statement” means a pro-forma statement of working capital setting forth a reasonable estimate by Sellers of the Estimated Working Capital and the Working Capital Adjustment Amount, which statement shall be substantially in the form of Exhibit B attached hereto, determined as of the Effective Time and prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for Sellers’ most recent fiscal year end; provided, however, in no event shall the Estimated Working Capital Statement reflect any adjustments to any current asset or current liability of Sellers attributable to any purchase accounting adjustments under Statement of Financial Accounting Standards 141 or 142 on account of the transactions provided for in this Agreement, or, other than to specifically limit the current assets and current liabilities to those actually acquired or assumed by Buyer pursuant to this Agreement, to otherwise give any effect to the transactions or other extraordinary items associated with the transactions provided for in this Agreement, including, items such as the BWW Fees, prepayment penalties or breakage fees otherwise due any lender of Sellers, transaction costs and fees, brokers fees, remodelling or modernization costs, severance or termination pay due any employee of Sellers, or other similar obligations of Sellers due as a consequence of the consummation of the transactions provided for in this Agreement; provided further, that excluded from current assets and current liabilities for purposes hereof shall be any item to be prorated between Buyer and Sellers at Closing pursuant to Section 2.05(d).

“Estimated Current Assets” means a reasonable estimate by Sellers of the current assets of the Business as of the Effective Time, provided, however, that such current assets shall be limited to those current assets being acquired by Buyer pursuant to the terms of this Agreement and otherwise shall be determined in accordance with the standards set forth in the definition of the Estimated Working Capital Statement.

“Estimated Current Liabilities” means a reasonable estimate by Sellers of the current liabilities of the Business as of the Effective Time, provided, however, that such current liabilities shall be limited to those current liabilities being assumed by Buyer pursuant to the terms of this Agreement and otherwise shall be determined in accordance with the standards set forth in the definition of the Estimated Working Capital Statement.

“Estimated Working Capital” means: (a) Estimated Inventory, plus (b) Estimated Petty Cash, determined as of the Effective Time.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

"FIRPTA Certificate" has the meaning set forth in Section 7.02(l).

“Franchise Agreement(s)” means those various franchise agreements entered into between Sellers, or Affiliates of Sellers, and BWW in connection with the Business.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, assessment, decision or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountants” has the meaning set forth in Section 2.06(b)(iv).

“Insurance Policies” has the meaning set forth in Section 4.13.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to Laws: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, re-examinations and renewals of such patents and applications.

“Intellectual Property Assets” means all Intellectual Property that is owned by Sellers and used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Sellers’ Affiliates, grant Sellers exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Statement of Operations” has the meaning set forth in Section 4.04.

“Interim Statement of Operations Date” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(c).

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Pat Katz, as President and/or Managing Member of each Seller, and the individuals listed on Section 1 of the Disclosure Schedules after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to, (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any such event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Business operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; (iv) conditions caused by acts of terrorism or war (whether or not declared); (v) the announcement of this Agreement; and (vii) any casualty or condemnation or eminent domain Action affecting one or more Restaurants that do not constitute or cause “Material Damage” under the standards set forth in Section 7.04; provided that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) above shall not have a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Damage” has the meaning set forth in Section 7.04(c).

“Material Suppliers” has the meaning set forth in Section 4.12.

“Multi-employer Plan” has the meaning set forth in Section 4.17(c).

"Owned Real Property" has the meaning set forth in Section 4.10(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(b)(vii).

“Pre-Closing Tax Period” means any taxable period ending before the Effective Time and, with respect to any taxable period beginning before and ending after the Effective Time, the portion of such taxable period ending immediately prior to the Effective Time.

“Preliminary Purchase Price” has the meaning set forth in Section 2.05(a).

“Principal Members” means Pat Katz, Doug Davis, Kurtis Montgomery and Sonny Beckley.

“Proposed Closing Working Capital Statement” has the meaning set forth in Section 2.06(b)(i).

“Purchase Price” has the meaning set forth in Section 2.05(a).

“Purchased Assets” has the meaning set forth in Section 2.01.

"Real Property" means, collectively, the Owned Real Property and the Leased Real Property.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Reopening Requirements” has the meaning set forth in Section 7.04(d).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(b)(iii).

“Restricted Business” means the operation of a casual restaurant or bar that sells or offers chicken wings as an entrée with more than two sauces.

“Restricted Period” has the meaning set forth in Section 6.07(a).

“Review Period” has the meaning set forth in Section 2.06(b)(ii).

“Restaurants” has the meaning set forth in the preambles.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller Basket Exclusions” has the meaning set forth in Section 8.04(b).

“Seller Closing Certificate” has the meaning set forth in Section 7.02(i).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Sellers’ Accountants” means Donna J. Smith & Co., PLLC, 183 Walton Ave., Lexington, Kentucky 40508.

“Statement of Objections” has the meaning set forth in Section 2.06(b)(iii).

“Statements of Operations” has the meaning set forth in Section 4.04.

“Survival Period” has the meaning set forth in Section 8.01.

“Surviving Obligations” has the meaning set forth in Section 9.02(b).

“Tangible Personal Property” has the meaning set forth in Section 2.01(f).

“Target Working Capital” means $60,000.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed with or submitted to or required to be filed with or submitted to any Governmental Authority.

“Termination Date” has the meaning set forth in Section 9.01(b)(ii).

“Termination Payment” has the meaning set forth in Section 7.04(d).

“Territory” means Pinellas County, Florida.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Third Party Landlord Consents” has the meaning set forth in Section 2.05(c).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Assignment and Assumption of Leases and the other agreements, instruments and documents required to be delivered at the Closing.

“Undisputed Amounts” has the meaning set forth in Section 2.06(b)(iv).

“Union” has the meaning set forth in Section 4.18(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Adjustment Amount” means: (a) Estimated Working Capital, less (b) Target Working Capital.

Article II
Purchase and Sale

Section 2.01     Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, and upon the terms and subject to the conditions set forth in this Agreement, Sellers shall, or shall cause their Affiliates to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers or Sellers’ Affiliates, free and clear of any Encumbrances other than Permitted Encumbrances, the Business and all right, title and interest of Sellers or Affiliates of Sellers in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired, but specifically excluding the Excluded Assets, which are used or held for use by Sellers or their Affiliates in connection with, the Business (collectively, the “Purchased Assets”), including, the following:

(a)     petty cash;

(b)     all accounts or notes receivable held by Sellers, and any security, claim, remedy or other right related to any of such accounts or notes receivable (“Accounts Receivable”);

(c)     all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(d)     all Contracts set forth on Section 2.01(d) of the Disclosure Schedules, including Franchise Agreements, Leases and Intellectual Property Licenses (the “Assigned Contracts”);

(e)     all Intellectual Property Assets;

(f)     all furniture, fixtures, equipment, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(g)     all Owned Real Property, if any, and Leased Real Property;

(h)     all Permits, including liquor licenses and Environmental Permits, which are held by any Seller or any Affiliate of Sellers and required for the conduct of the Business as currently conducted or for the ownership or use of the Purchased Assets, including, those listed on Section 4.15(b) and Section 4.16(b) of the Disclosure Schedules (the “Assigned Permits”);

(i)     all rights to any Actions of any nature available to or being pursued by Sellers to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(j)     all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees associated with the Assigned Contracts or Assigned Permits, prorated in all cases as provided in Section 2.05(d) of this Agreement;

(k)     all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(l)     originals or authentic copies of all books and records, including, books of account, ledgers and general, financial and accounting records, equipment maintenance files, price lists, supplier lists, customer complaints and inquiry files, records and data (including all correspondence with any Governmental Authority), sales material and records, marketing and promotional surveys, and files relating to the Intellectual Property Assets and the Intellectual Property Licenses (“Books and Records”); and

(m)     all goodwill and the going concern value of the Business.

Section 2.02     Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)     the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers;

(b)     all Benefit Plans and assets attributable thereto;

(c)     all financial signing incentives payable to Sellers by Pepsi and the other assets, properties and rights specifically set forth on Section 2.02 of the Disclosure Schedules; and

(d)     the rights which accrue or will accrue to Sellers and any Affiliates of Sellers under the Transaction Documents.

Section 2.03     Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, as of the Effective Time, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers or their Affiliates, respectively (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)     all trade accounts payable of Sellers to third parties in connection with the Business that remain unpaid as of the Effective Time that: (i) are reflected on the Interim Statement of Operations; or (ii) arose in the ordinary course of business consistent with past practice since the Interim Statement of Operations Date.

(b)     all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed at or after the Effective Time and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Sellers prior to the Effective Time;

(c)     all Liabilities in respect of the Assigned Permits but only to the extent that such Liabilities thereunder are required to be performed at or after the Effective Time; and

(d)     those Liabilities of Sellers or their Affiliates set forth on Section 2.03(d) of the Disclosure Schedules;

Section 2.04     Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Sellers shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.

Section 2.05     Purchase Price.

(a)     Purchase Price. The aggregate purchase price (the "Purchase Price") for the Purchased Assets shall be the Preliminary Purchase Price (defined below), as adjusted for Post-Closing Adjustment determined in accordance with the procedures set forth in Section 2.06(b) below. For purposes hereof, the “Preliminary Purchase Price” for the Purchased Assets, shall be an amount comprised of the following:

(i)     $3,200,000; plus or minus

(ii)     the Working Capital Adjustment Amount; plus

(iii)     an amount equal to one-half (1/2) of the BWW Transfer Fees.

(b)     Payment of Preliminary Purchase Price. Subject to applicable reimbursement credits to Buyer and Sellers for pro-rations identified in Section 2.05(d) below, Buyer agrees to pay or deliver the Preliminary Purchase Price at Closing as follows:

(i)     The sum of: (A) $3,200,000, plus or minus (B) the Working Capital Adjustment Amount, plus (C) an amount equal to one-half (1/2) of the BWW Transfer Fees, minus (D) the Escrow Amount, shall be paid by wire transfer of immediately available funds into the account(s) designated in writing by Sellers (the “Closing Payment”);

(ii)     The Escrow Amount shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held for a period up to eighteen (18) months and distributed in accordance with the terms of the Escrow Agreement to satisfy (i) any adjustments to the Preliminary Purchase Price in favor of Buyer pursuant to Section 2.06(b); and (ii) any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees that are recoverable by the Buyer Indemnitees against Sellers pursuant to Article VIII.

(c)     Additional Agreements. As a material inducement to Sellers and Buyer to enter into this Agreement and to consummate the transactions provided for in this Agreement, at the Closing, Sellers and Buyer agree, with respect to each Lease for a Restaurant, to enter into, or to cause their applicable Affiliates to enter into, an Assignment and Assumption of Lease in substantially the form of Exhibit C hereto (each, an “Assignment and Assumption of Lease”), and Sellers will use their reasonable best efforts to cause each of the landlords to execute and deliver a consent to such assignment (the “Third Party Landlord Consents”).

(d)     Pro-rations. At the Closing, Buyer and Sellers shall reimburse each other, as appropriate, for the following expenses applicable to the Business, all of which shall be prorated such that Sellers are responsible for their pro-rata share (determined on a per diem basis) of the expenses accrued prior to the Effective Time except as provided below, and Buyer is responsible for its pro-rata share (determined on a per diem basis) of the expenses accrued on and after the Effective Time except as provided below:

(i)     real estate taxes and personal property taxes accrued in connection with the Leases assigned to Buyer (or its Affiliate) or otherwise accrued with respect to the Purchased Assets; provided, that the method of proration shall be consistent with customs in the county where the property is located;

(ii)     utility expenses associated with operation of the Restaurants, based upon actual amounts billed by the utilities;

(iii)     rent payments and any common area charges or other similarly pro-rated charges due under the Leases assigned to Buyer (or its Affiliate) (including any percentage rent on an annualized basis, as may be adjusted for recaptured landlord allowances);

(iv)     all payments (if any) due to BWW or to any cooperative marketing group under the Franchise Agreements assigned to Buyer (or its Affiliate) (excluding any BWW Transfer Fees) which accrue during the month of the Closing; provided, however, that to the extent such payments can be calculated as a percentage of gross sales or other operating accounts that can be segregated between Sellers and Buyer under their respective accounting systems, such payments shall be excluded from the pro-rations required by this Section 2.05(d)(iv) and be paid directly by Sellers and Buyer, as the case may be;

(v)     liquor license fees paid by any Seller or any Affiliate of Sellers prior to the Effective Time to the extent that all or any portion of such fees related to a liquor Permit assigned to Buyer (or its Affiliate) with a post-Closing expiration date and are not refunded by the applicable Governmental Authority to Sellers or any Affiliate of Sellers; and

(vi)     any other items customarily prorated, as mutually agreed upon by the parties.

Section 2.06     Purchase Price Adjustments.

(a)     At-Closing Purchase Price Adjustment.

(i)     Estimate of Working Capital Adjustment Amount. No less than three (3) Business Days prior to the Closing Date, Sellers shall deliver to Buyer a certificate, signed by a duly authorized representative of the Sellers, setting forth a reasonable estimate of the Working Capital Adjustment Amount. The certificate shall be accompanied by the Estimated Working Capital Statement, together with financial information and other documentation that supports Sellers’ estimation of the Working Capital Adjustment Amount.

(b)     Post-Closing Purchase Price Adjustment.

(i)     Delivery of Closing Working Capital Statement. Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers a certificate, signed by a duly authorized officer of Buyer, setting forth its calculation of Closing Working Capital. The certificate shall be accompanied by the Closing Working Capital Statement as prepared by Buyer (the “Proposed Closing Working Capital Statement”), together with financial information and other documentation that supports Buyer’s determination of Closing Working Capital in the Proposed Closing Working Capital Statement.

(ii)     Examination. After receipt of the Proposed Closing Working Capital Statement, Sellers shall have thirty (30) days (the “Review Period”) to review the Proposed Closing Working Capital Statement. During the Review Period, Sellers and Sellers’ Accountants shall have reasonable access to the relevant Books and Records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Proposed Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Proposed Closing Working Capital Statement as Sellers may reasonably request for the purpose of reviewing the Proposed Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere, unreasonably, with the normal business operations of Buyer.

(iii)     Objection. On or prior to the last day of the Review Period, Sellers may object to the Proposed Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Proposed Closing Working Capital Statement shall be deemed to have been accepted by Sellers as the Closing Working Capital Statement and Buyer’s determination of Closing Working Capital reflected therein shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Proposed Closing Working Capital Statement and the Closing Working Capital, with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be and become final and binding on the parties and shall constitute the Closing Working Capital Statement and Closing Working Capital for all purposes of this Agreement.

(iv)     Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Grant Thornton LLP or, if Grant Thornton LLP is unable to serve, Buyer and Sellers shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ Accountants or Buyer’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to such Disputed Amounts and, as a consequence thereof, make adjustments to the Proposed Closing Working Capital Statement and the Closing Working Capital to reflect any agreements reached by the parties within the Resolution Period (which were not submitted to the Independent Accountants) and their resolution of the Disputed Amounts, as the case may be. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Proposed Closing Working Capital Statement and the Statement of Objections, respectively.

(v)     Fees of the Independent Accountants. Sellers shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Sellers’ determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer’s determination and Sellers’ determination differ from the determination of the Independent Accountants). Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Sellers are not required to pay hereunder.

(vi)     Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto. The Proposed Closing Working Capital Statement and the Closing Working Capital, as adjusted by the Independent Accountants in accordance with this Section 2.06(b), shall constitute the Closing Working Capital Statement and Closing Working Capital for purposes of this Agreement.

(vii)     Determination of Post-Closing Adjustment. The “Post-Closing Adjustment” shall be an amount equal to the difference between Estimated Working Capital minus Closing Working Capital. If the Post-Closing Adjustment is a negative number, Buyer shall pay to Sellers an amount equal to the Post-Closing Adjustment, and if the Post-Closing Adjustment is a positive number, Sellers shall pay to Buyer an amount equal to the Post-Closing Adjustment, in each case, in accordance with Section 2.06(b)(vii).

(viii)     Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described above; and (B) be paid by wire transfer of immediately available funds to such account(s) as are directed by Buyer or Sellers, as the case may be. Any payment of the Post-Closing Adjustment owed by Sellers to Buyer shall be paid by the Escrow Agent from the Escrow Amount pursuant to the terms of the Escrow Agreement.

(c)     Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.07     Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price (and all other capitalized costs) shall be allocated among the Sellers and among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on Section 2.07 of the Disclosure Schedules (the “Allocation Schedule”). Any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Allocation Schedule. None of the parties shall take any position whether in Actions, Tax Returns, or otherwise that is inconsistent with the allocations in the Allocation Schedule unless required to do so by applicably Law. If any Governmental Authority shall challenge such allocations, Buyer and Sellers shall cooperate in good faith in responding to such challenge. Sellers and Buyer shall give prompt written notice to the other upon their receipt of any such challenge.

Section 2.08     Third Party Consents. To the extent that Sellers’ rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained as of the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use their reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights at the Closing, Sellers, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.08 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer provides written waivers thereof.

Article III
Closing

Section 3.01     Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dickinson Wright, PLLC, 2600 W. Big Beaver Road, Suite 300, Troy, Michigan 48084, at 10:00 a.m., Eastern time, on the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date” and for all purposes the Closing will be deemed effective as of the Effective Time.

Section 3.02     Closing Deliverables.

(a)     At the Closing, Sellers shall deliver to Buyer the following:

(i)     the Escrow Agreement duly executed by Sellers;

(ii)     a bill of sale in the form of Exhibit D hereto (the “Bill of Sale”) and duly executed by Sellers, and Affiliates of Sellers, as applicable, transferring the tangible personal property included in the Purchased Assets to Buyer (or designated Affiliate of Buyer);

(iii)     an assignment and assumption agreement in the form of Exhibit E hereto (the “Assignment and Assumption Agreement”) and duly executed by Sellers and the Affiliates of Sellers, as applicable, effecting the assignment to and assumption by Buyer (or designated Affiliate of Buyer) of the Purchased Assets and the Assumed Liabilities;

(iv)     with respect to each parcel of Owned Real Property, a general warranty deed in form and substance satisfactory to Buyer (each, a "Deed") and duly executed and notarized by the applicable Seller;

(v)     with respect to each Lease, an Assignment and Assumption of Lease, duly executed by a Seller or an Affiliate of Sellers, as applicable;

(vi)     the Third Party Landlord Consents;

(vii)     the Seller Closing Certificate;

(viii)     the FIRPTA Certificate;

(ix)     the certificates required by Section 7.02(i) and Section 7.02(j);

(x)     such other customary instruments, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions, the Closing and any post-closing obligations of Sellers in accordance with the terms of this Agreement.

(b)     At the Closing, Buyer shall deliver, or cause its designated Affiliate to deliver, to Sellers the following:

(i)     the Closing Payment;

(ii)     the Escrow Agreement duly executed by Buyer;

(iii)     the Assignment and Assumption Agreement duly executed by Buyer or a designated Affiliate of Buyer;

(iv)     with respect to each Lease, an Assignment and Assumption of Lease, duly executed by Buyer or a designated Affiliate of Buyer;

(v)     the Buyer Closing Certificate;

(vi)     the certificates required by Section 7.03(f) and Section 7.03(g);

(vii)     such other customary instruments, filings or documents, in form and substance reasonably acceptable to Sellers, as may be required to give effect to the transactions, and the Closing, and any post-closing obligations of Buyer in accordance with the terms of this Agreement.

(c)     At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement, duly executed by Buyer, Sellers and the Escrow Agent.

(d)     Notwithstanding the order of the deliveries by the parties set forth above, all actions and deliveries are deemed to have occurred simultaneously, and none shall be deemed to have been completed until each of the Actions and deliveries set forth in this Section 3.02 have been completed or has been waived by the party entitled to make such waiver.

Article IV
Representations and warranties of sellers and principal members

Except as set forth in the correspondingly numbered Sections of the Disclosure Schedules, Sellers and the Principal Members jointly and severally represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01     Organization and Qualification of Sellers. Each Seller is duly organized, validly existing and in good standing under the Laws of the state of its organization or incorporation and has full corporate or limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its portion of the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Sellers are licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of its portion of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02     Authority of Sellers. Each Seller has full corporate or limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by a Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by a Seller of its obligations hereunder and thereunder and the consummation by a Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general appreciation affecting enforcement of creditors’ rights generally and by general equitable principles. When each other Transaction Document to which a Seller is or will be party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general appreciation affecting enforcement of creditors’ rights generally and by general equitable principles.

Section 4.03     No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement and the other Transaction Documents to which any Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of any Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller or Affiliate of Sellers, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Sellers are, or any Seller is, a party or by which Sellers are, or any Seller or the Business is bound, or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except with respect to the transfer of the Assigned Permits, no consent, approval, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04     Financial Statements. Complete copies of the financial statements of Sellers, consisting of the Statement of Operations at December 30th in the year 2012 and December 29th in the year 2013, (the “Statements of Operations”), and financial statements of Sellers, consisting of the Statement of Operations of the Business as at February 23, 2014, (the “Interim Statement of Operations” and together with the Statements of Operations, the “Financial Statements”) have been delivered to Buyer. Except as set forth in Section 4.04 of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Statement of Operations, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Statements of Operations). The Financial Statements are based on the Books and Records of the Business, operated by Sellers, and fairly present in all material respects the financial condition of Sellers as of the respective dates they were prepared and the results of operations of Sellers for the periods indicated. The date of the Interim Statement of Operations of Sellers is referred to herein as the “Interim Statement of Operations Date”.

Section 4.05     Undisclosed Liabilities. Except as set forth on Section 4.05 of the Disclosure Schedules, Sellers have no Liabilities with respect to the Business, except: (a) those which are adequately reflected or reserved against in the Interim Statement of Operations as of the Interim Statement of Operations Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Statement of Operations Date and which are not, individually or in the aggregate, material in amount.

Section 4.06     Absence of Certain Changes, Events and Conditions. Except for the transactions contemplated by this Agreement, and except as set forth on Section 4.06 of the Disclosure Schedules, since December 31, 2013 there has not been any:

(a)     event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)     declaration or payment of any dividends or distributions on or in respect of any of Sellers’ capital stock or membership interests or redemption, purchase or acquisition of Sellers’ capital stock or membership interests;

(c)     material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d)     material change in cash management practices and policies, practices and procedures with respect to inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, and deferral of revenue;

(e)     entry into any Contract that would constitute a Material Contract;

(f)     incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g)     transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Financial Statements, except for the sale of Inventory in the ordinary course of business;

(h)     cancellation of any debts or claims or amendment, termination or waiver of any rights, constituting Purchased Assets;

(i)     transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses;

(j)     material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k)     acceleration, termination, material modification to or cancellation of any Assigned Contract or Assigned Permit;

(l)     material capital expenditures which would constitute an Assumed Liability;

(m)     imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the Purchased Assets;

(n)     (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements, or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses related to such change or termination exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor of the Business;

(o)     adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(p)     any loan to (or forgiveness of any loan to), or entry into any other transaction with, any directors, officers or employees of the Business;

(q)     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r)     purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $75,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or

(s)     any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07     Material Contracts.

(a)     Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which any Seller or Affiliate of Sellers’ is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Leases and Intellectual Property Licenses, being “Material Contracts”):

(i)     all Contracts involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;

(ii)     all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii)     all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv)     all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;

(v)     all Contracts relating to indebtedness (including, guarantees);

(vi)     all Contracts with any Governmental Authority;

(vii)     all Contracts that limit or purport to limit the ability of Sellers, or any Seller, to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii)     all joint venture, partnership or similar Contracts;

(ix)     all Contracts for the sale of any of the Purchased Assets (other than Inventory in the ordinary course of business) or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(x)     all powers of attorney with respect to the Business or any Purchased Asset; and

(xi)     all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b)     Each Material Contract is valid and binding on the applicable Seller, or its applicable Affiliate in accordance with its terms and is in full force and effect. No Seller, nor its applicable Affiliate nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Assigned Contract.

Section 4.08     Title or License to Purchased Assets. Sellers or their Applicable Affiliates have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)     those items set forth in Section 4.08 of the Disclosure Schedules;

(b)     liens for Taxes not yet due and payable or liens for Taxes being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Financial Statements;

(c)     mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d)     easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, or which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable;

(e)     other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets; or

(f)     restrictions arising under the Franchise Agreements or restrictions on use of Real Property contained in the Leases.

Section 4.09     Condition and Sufficiency of Assets. Except as set forth in Section 4.09 of the Disclosure Schedules, the buildings, furniture, fixtures, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are in good operating condition and repair, normal wear and tear excepted. Except as set forth in Section 4.09 of the Disclosure Schedules, the Purchased Assets are sufficient for the continued conduct of the Business after the Closing substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business.

Section 4.10     Real Property

(a)     Section 4.10(a) of the Disclosure Schedules sets forth each parcel of real property owned by any Seller or its applicable Affiliate and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the "Owned Real Property"), including with respect to each property, the address location and use. Sellers or their applicable Affiliates have delivered to Buyer copies of the deeds and other instruments (as recorded) by which Sellers or their applicable Affiliates acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Sellers or their applicable Affiliates with respect to such parcel. With respect to each parcel of Real Property:

(i)     Such Seller or its applicable Affiliate has good and marketable fee simple title, free and clear of all Encumbrances, except (A) Permitted Encumbrances and (B) those Encumbrances set forth on Section 4.10(a)(i) of the Disclosure Schedules;

(ii)     Except as set forth on Section 4.10(a)(ii) of the Disclosure Schedules, such Seller or its applicable Affiliate has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii)     There are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)     Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by any Seller or its applicable Affiliate and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Sellers or their applicable Affiliates in and to leasehold improvements relating thereto, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Sellers or their Affiliates hold any Leased Real Property (collectively, the “Leases”). Sellers or their applicable Affiliate have delivered to Buyer a true and complete copy of each Lease. With respect to each Lease, except as set forth on Section 4.10(b) of the Disclosure Schedules:

(i)     Such Lease is valid, binding, enforceable and in full force and effect, and such Seller or its applicable Affiliates enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)     Such Seller or its applicable Affiliate is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and such Seller or its applicable Affiliate has paid all rent due and payable under such Lease;

(iii)     Such Seller or its applicable Affiliate has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any Seller or its applicable Affiliate under any of the Leases and, to the Knowledge of Sellers or their applicable Affiliate, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)     Neither Sellers nor their applicable Affiliates have subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)     Neither Sellers nor their applicable Affiliates have pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)     Neither Sellers nor their applicable Affiliates have received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(d)     The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.11     Intellectual Property.

(a)     Except as set forth in Section 4.11(a) of the Disclosure Schedules, Sellers have no Intellectual Property Registrations and do not own Intellectual Property Assets that are material to the operation of the Business that are not registered.

(b)     Except as set forth in Section 4.11(b) of the Disclosure Schedules, Sellers or their applicable Affiliates own, exclusively or jointly with other Persons, all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances except Permitted Encumbrances.

(c)     Except for Intellectual Property Licenses given to Sellers or their applicable Affiliate by BWW and affiliates of BWW pursuant to the Franchise Agreements, Section 4.11(c) of the Disclosure Schedules lists all other Intellectual Property Licenses material to the operation of the Business. Sellers or their applicable Affiliates have provided Buyer with true and complete copies of all such Intellectual Property Licenses. All such Intellectual Property Licenses are valid, binding and enforceable between Sellers or their applicable Affiliates and the other parties thereto, and Sellers or their applicable Affiliates and to Sellers’ Knowledge, such other parties, are in compliance in all material respects with the terms and conditions of such Intellectual Property Licenses.

Section 4.12     Suppliers. Section 4.12 of the Disclosure Schedules sets forth with respect to the Business the material distributors and suppliers to whom Sellers or their applicable Affiliates have paid consideration for goods or services (collectively, the “Material Suppliers”) and the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 4.12 of the Disclosure Schedules, Sellers have not received any notice, and have no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.13     Insurance. Section 4.13 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, “dramshop” and similar liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Sellers or their Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Sellers since January 1, 2013. Except as set forth on Section 4.13 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Sellers nor any of their Affiliates have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Neither Sellers nor any of their Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which any Seller is a party or by which any Seller is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.14     Legal Proceedings; Governmental Orders.

(a)     Except as set forth in Section 4.14(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened against or by Sellers (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or, to Sellers’ Knowledge, circumstances exist, that may give rise to, or serve as a basis for, any such Action.

(b)     Except as set forth in Section 4.14(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Sellers are in compliance with the terms of each Governmental Order set forth in Section 4.14(b) of the Disclosure Schedules. No event has occurred or, circumstances exist, that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.15     Compliance With Laws; Permits.

(a)     Except as set forth in Section 4.15(a) of the Disclosure Schedules, Sellers have been and are in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)     All Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers or their applicable Affiliates and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.15(b) of the Disclosure Schedules lists all current Permits issued to Sellers or their applicable Affiliates which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.15(b) of the Disclosure Schedules.

Section 4.16     Environmental Matters.

(a)     The operations of Sellers with respect to the Business and the Purchased Assets are and have been in compliance with all Environmental Laws. Sellers have not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)     Sellers or their applicable Affiliates have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Section 4.16(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers or their applicable Affiliates through the Closing Date in accordance with Environmental Law, and Sellers are not aware of any condition, event or circumstance that might prevent or impede, after the Effective Time, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Sellers or their applicable Affiliates have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Sellers are not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and have not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)     There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Business, and Sellers has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Sellers in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers.

(d)     Sellers have not retained or assumed, by contract or operation of law, any liabilities or obligations of third parties under Environmental Law.

(e)     Sellers have provided or otherwise made available to Buyer and listed in Section 4.16(e) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Business which are in the possession or control of Sellers related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice.

Section 4.17     Employee Benefit Matters.

(a)     Section 4.17(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Sellers for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Sellers have or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.17(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)     With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c)     Except as set forth in Section 4.17(c) of the Disclosure Schedules, each Benefit Plan (other than any multi-employer plan within the meaning of Section 3(37) of ERISA (each a “Multi-employer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code).

Section 4.18     Employment Matters.

(a)     Section 4.18(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.18(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.

(b)     Sellers are not, and have not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of Sellers, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.18(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Sellers or any employees of the Business. Sellers have no duty to bargain with any Union.

(c)     Except as set forth in Section 4.18(c) of the Disclosure Schedules, Sellers are and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Sellers as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Except as set forth in Section 4.18(c), there are no Actions against Sellers pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)     Sellers have complied in all material respects with the WARN Act, if applicable.

Section 4.19     Taxes. Except as set forth in Section 4.19 of the Disclosure Schedules:

(a)     All Tax Returns with respect to the Business required to be filed by Sellers for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Sellers (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)     Sellers have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)     No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Sellers.

(d)     All deficiencies asserted, or assessments made, against Sellers as a result of any examinations by any taxing authority have been fully paid.

(e)     No Seller is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority against Sellers.

(f)     There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Sellers’ Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

Section 4.20     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 4.21     Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.22     NO OTHER REPRESENTATIONS OR WARRANTIES, NON-RELIANCE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, NEITHER SELLER, NOR ANY OTHER PERSON ON SUCH PARTY’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES OR ANY OTHER MATTER, AND BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SUCH PARTY’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS.

Article V
Representations and warranties of buyer

Buyer represent and warrant to Sellers that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01     Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Michigan.

Section 5.02     Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer or its applicable Affiliates, is or will be a party has been duly executed and delivered by Buyer or its applicable Affiliates, (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer or its applicable Affiliates, enforceable against them in accordance with their terms.

Section 5.03     No Conflicts; Consents. The execution, delivery and performance by Buyer, and its applicable Affiliates of this Agreement and the other Transaction Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer or its applicable Affiliates; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or its applicable Affiliates; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer or its applicable Affiliates are a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or its applicable Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.04     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer or its applicable Affiliates.

Section 5.05     Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Article VI
Covenants

Section 6.01     Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact their current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date (or the earlier termination of this Agreement in accordance with its terms), Sellers shall:

(a)     preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)     pay the debts, Taxes and other obligations of the Business when due;

(c)     continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d)     continue repair and maintenance schedules in the ordinary course of Sellers’ Business and take such additional action as necessary to maintain the properties and assets included in good operating condition and repair, subject to reasonable wear and tear;

(e)     continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f)     perform all of their obligations under all Assigned Contracts;

(g)     maintain the Books and Records in accordance with past practice;

(h)     comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(i)     not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02     Access to Information. From the date hereof until the Closing (or the earlier termination of this Agreement in accordance with its terms), Sellers shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c)  instruct Representatives of Sellers to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Sellers. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.

Section 6.03     No Solicitation of Other Bids.

(a)     Sellers shall not, and shall not authorize or permit any of their Affiliates or any of their respective Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than BWW or Affiliates of BWW, or Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets; provided, Sellers should not be limited by anything in this Section, or any other term in this Agreement, from fulfilling its obligations under the Franchise Agreements to BWW, including its obligations to afford BWW a right of first refusal to acquire the Purchased Assets and Business thereunder.

(b)     In addition to the other obligations under this Section 6.03, Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by Sellers or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)     Sellers agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04     Notice of Certain Events. From the date hereof until the Closing (or the earlier termination of this Agreement in accordance with its terms), each party shall promptly notify the other party in writing of:

(a)     any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by such party hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 or Section 7.03, as applicable, to be satisfied;

(b)     any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)     any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d)     any Actions commenced or, to the applicable party’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to the terms of this Agreement or that relates to the consummation of the transactions contemplated by this Agreement.

(e)     Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement, and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05     Employees and Employee Benefits.

(a)     Commencing on the Closing Date, Sellers shall effectively terminate all employees of the Business who are actively at work at the Effective Time, and, at Buyer's sole discretion, Buyer may (directly or through its applicable Affiliate) offer employment, on an "at will" basis, to any of such employees. Sellers shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 6.05.

(b)     Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Sellers or their applicable Affiliates at any time on or prior to the Effective Time and Sellers shall pay all such amounts to all entitled persons on or prior to the Effective Time.

(c)     Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Effective Time. Sellers also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Effective Time. Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d)     Each employee of the Business who becomes employed by Buyer (or its applicable Affiliate) in connection with the transactions contemplated by this Agreement shall be eligible to receive the salary and benefits maintained for employees of Buyer on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Buyer.

(e)     Each employee of the Business who becomes employed by Buyer (or its applicable Affiliate) in connection with the transaction shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with the Sellers prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Buyer's defined contribution retirement plan.

Section 6.06     Confidentiality. From and after the Closing, Sellers shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers are advised by its counsel in writing is legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07     Non-competition; Non-solicitation

(a)     For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Sellers and the Principal Members each shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Sellers or the Principal Members and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Sellers and the Principal Members each may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)     During the Restricted Period, Sellers and the Principal Members each shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.05, or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Sellers, the Principal Members or any of their respective Affiliates from retaining the services of (i) any employee whose employment has been terminated by Buyer (or its applicable Affiliate) or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)     Sellers and the Principal Members each acknowledge that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers or the Principal Members of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)     Sellers and the Principal Members each acknowledge that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)     The obligations of Sellers and the Principal Members under this Section 6.07 are joint and several.

Section 6.08     Governmental Approvals and Consents

(a)     Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)     Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

(c)     Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)     respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)     avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)     in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)     All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or Buyer with Governmental Authorities in the ordinary course of business), shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)     Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.09     Books and Records.

(a)     In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Effective Time, or for any other reasonable purpose, for a period of four (4) years after the Effective Time, Buyer shall:

(i)     retain the Books and Records (including personnel files) relating to periods prior to the Effective Time in a manner reasonably consistent with the prior practices of Sellers; and

(ii)     upon reasonable notice, afford the Sellers’ Representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such Books and Records.

(b)     In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Effective Time, or for any other reasonable purpose, for a period of two (2) years following the Effective Time, Sellers shall:

(i)     retain the Books and Records (including personnel files) of Sellers which relate to the Business and their operations for periods prior to the Effective Time; and

(ii)     upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such Books and Records.

(c)     Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law or be protected by attorney-client privilege.

Section 6.10     Closing Conditions From the date hereof until the Closing (or the earlier termination of the Agreement in accordance with its terms), each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.11     Public Announcements. Unless otherwise required by applicable Law or Securities and Exchange Commission requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.12     Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.13     Receivables. From and after the Effective Time, if Sellers or any of their Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Sellers or their Affiliates shall remit such funds to Buyer within five (5) Business Days after its receipt thereof. From and after the Effective Time, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Sellers within five (5) Business Days after its receipt thereof.

Section 6.14     Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with the operation of the Business or this Agreement and the other Transaction Documents shall be borne and paid by Sellers when due, and Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.15     Tax Clearance Certificates. If requested by Buyer, Sellers shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Sellers or where Sellers have a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Sellers. If any taxing authority asserts that Sellers are liable for any Tax related to a Pre-Closing Tax Period, Sellers shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.16      Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.17     Restrictions on Dissolution and Distribution of Sellers. Sellers shall not dissolve or make any liquidating distributions of the proceeds from this transaction unless and until Sellers have paid or made adequate provisions for the payment of all of their obligations pursuant to Section 2.06(b) or Article VIII.

Article VII
Conditions to closing

Section 7.01     Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the parties’ waiver, at or prior to the Closing, of each of the following conditions:

(a)     No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)     Sellers shall have received any consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 in form and substance reasonably satisfactory to Buyer and no such consent, authorization, order and approval shall have been revoked.

Section 7.02     Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)     Other than the representations and warranties of Sellers contained in Section 4.01, Section 4.02, and Section 4.20, the representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and as of the Effective Time with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 4.01, Section 4.02, and Section 4.20 shall be true and correct in all respects on and as of the date hereof and on and as of the Effective Time with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)     Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to the Effective Time; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)     No Action shall have been commenced by any Person not a party to this Agreement against Buyer or Sellers, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)     All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)     From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)     Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Sellers as of the Closing Date.

(g)     Buyer shall have received (at the applicable Seller's expense) an owner's title insurance policy with respect to each Owned Real Property, issued by a nationally recognized title insurance company acceptable to Buyer, written as of the Closing Date, insuring Buyer in such amounts and together with such endorsements, and otherwise in such form, as Buyer shall require. Such title insurance policy shall insure fee simple title to each Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances and those listed on Section 4.10(a)(i) of the Disclosure Schedules. Buyer shall have received (at the applicable Seller's expense) an appropriately certified ALTA/ACSM Land Title Survey showing no Encumbrances other than the Permitted Encumbrances and those listed on Section 4.10(a)(i) of the Disclosure Schedules, and otherwise in form and substance satisfactory to Buyer, for each of the Owned Real Properties.

(h)     All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Sellers shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(i)     Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized representative of Sellers, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(j)     Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Sellers certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or managers, of each authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Sellers, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k)     Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Sellers certifying the names and signatures of the officers of Sellers authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(l)     Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the "FIRPTA Certificate") that the applicable Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by the applicable Seller.

(m)     Buyer, within fifteen (15) business days of the execution of this Agreement, shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated by this Agreement. Buyer on or before the expiration of the aforesaid fifteen (15) day period shall give written notice to Sellers (i) confirming that Buyer’s financing condition has been satisfied, or (ii) advising Sellers that Buyer requires an extension of time to obtain satisfactory financing, and in such event, Seller’s and Buyer may agree in writing on the extension of time permitted to satisfy Buyer’s financing condition, provided, however, Sellers shall have no obligation to agree to an extension of time hereunder and may unilaterally terminate this Agreement in its sole discretion should the parties not agree on an extension of time. Buyer’s failure to timely provide written notice to Sellers as provided in this Section 7.02(m) shall be deemed a waiver of Buyer’s financing condition to Closing under this Agreement.

(n)     Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03     Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)     Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02, and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and as of the Effective Time with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Effective Time with the same effect as though made at and as of such date.

(b)     Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)     No Action shall have been commenced by any Person not a party to this Agreement against Buyer or Sellers, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)     Buyer shall have delivered the Escrow Amount to the Escrow Agent pursuant to Section 3.02(c).

(e)     Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(f)     Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.04     Casualty or Condemnation. In the event at any time from and after the date hereof and prior to the Effective Time:

(a)     With respect to any Restaurant or any parcel of real property on which a Restaurant is located, a fire or other casualty shall occur and the same shall cause Material Damage (defined below) or condemnation or eminent domain proceedings shall commence which are reasonably expected to cause Material Damage, then Buyer may, at its election exercised by written notice to Sellers within ten (10) days after Buyer’s receipt of notice of any such occurrence, either (i) terminate this Agreement and neither party shall thereafter have any further obligations to the other hereunder, except for the Surviving Obligations, or (ii) proceed with the Closing as provided below.

(b)     In the event Buyer fails to elect to terminate under Section 7.04(a) above, Buyer shall be deemed to have elected to proceed with the Closing as provided below.

(c)     For purposes hereof, “Material Damage” shall mean: (i) fire or other casualty at two or more of the Restaurants causing damage, as reasonably estimated by Sellers’ insurance appraiser, that would cost for each affected Restaurant more than $300,000 or take longer than 120 days to fully repair in the case of an in-line Restaurant, or 180 days in the case of a free-standing Restaurant; and (ii) or an eminent domain or condemnation proceeding at two or more of the Restaurants, which would likely result in an award to Sellers for each Restaurant in an amount in excess of $300,000.

(d)     In the event Buyer elects under subsection (a)(ii), or is deemed to have elected under subsection (b), to proceed with the Closing, Sellers shall retain all insurance proceeds and condemnation awards received by Sellers prior to Closing, and all of its right, title and interest in and to any claims for future insurance proceeds or condemnation awards, which claims may, at Sellers’ election and sole cost, be pursued by Sellers after the Closing. In addition, with respect to a fire or casualty which prevents a Restaurant from operating in the ordinary course of business, at the time of Closing an amount equal to the reasonably estimated cost of repair, replacement and re-opening the Restaurant for business (including, pre-opening costs, permitting and rehiring of employees) (the “Reopening Requirements”), plus the reasonably estimated Cash Flow Payments (defined below) to be made by Sellers to Buyer until such repair and replacement is completed (the “Casualty Holdback”) shall be withheld from the Closing Payment payable to Sellers and placed and held in escrow with Escrow Agent pursuant to joint escrow instructions consistent with this provision. If a Restaurant can reasonably be repaired or reconstructed within twelve (12) months from Closing, Sellers shall undertake and complete the Reopening Requirements at its expense as soon as practicable. Between the Closing Date and until the date such Restaurant satisfies the Reopening Requirements and is open for business, Buyer shall be entitled to receive a monthly payment from the Casualty Holdback equal to one-twelfth (1/12th) of such Restaurant’s pro forma store level EBITDA (the “Cash Flow Payment”). Upon satisfaction of the Reopening Requirements and opening of such Restaurant, the balance of funds escrowed in the Casualty Holdback with respect to such Restaurant shall be released to Sellers. If a Restaurant is not repaired or reconstructed within twelve (12) months from Closing, then Buyer may elect to terminate this Agreement with respect to such Restaurant, in which event Sellers shall retain title thereto (without any rights from BWW), Sellers shall pay to Buyer a termination payment in the amount set forth opposite such Restaurant on Section 7.04 of the Disclosure Schedules (which may include a release of funds by Escrow Agent to Buyer from the Casualty Holdback) and all remaining funds escrowed in the Casualty Holdback with respect to such Restaurant shall be released to Sellers (the “Termination Payment”). As used herein, the term “EBITDA” means earnings before interest, taxes, depreciation and amortization.

(e)     In the event of an eminent domain or condemnation proceeding which prevents a Restaurant from operating in the ordinary course of business, at Buyer’s election (a) Buyer may terminate this Agreement with respect to such Restaurant, as applicable, and the applicable Seller shall retain title thereto (without any rights from BWW) and the Termination Payment for such Restaurant, as applicable, shall be deducted from the Purchase Price; or (b) Buyer may proceed to close and assume the rights of the applicable Seller as tenant with regard to such Restaurant.

Article VIII
Indemnification

Section 8.01     Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 4.01, Section 4.02, Section 4.08, Section 4.20, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely and the representations and warranties in Section 4.16, Section 4.17 and Section 4.19 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). No party shall be subject to any indemnification or hold harmless obligations pursuant to this Article VIII unless a claim for Losses is made by the Indemnified Party in a detailed written notice to the Indemnifying Party setting forth the estimated amount of (if reasonably practicable) and the basis for the claim delivered to the Indemnifying Party within eighteen (18) months following the Closing Date (the “Survival Period”); provided, that the Survival Period shall be extended for those representations and warranties set forth above in this Section 8.01 for the periods of survival set forth herein above corresponding to such representations and warranties; provided further, that the Survival Period for any claim for breach of a covenant required to be performed subsequent to the Effective Time shall be indefinite. Notwithstanding the foregoing, any claims for indemnification or to be held harmless hereunder that are asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable Survival Period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02     Indemnification By Sellers. Subject to the other terms and conditions of this Article VIII, Sellers and the Principal Members, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement;

(b)     any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Sellers or their applicable Affiliates pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Sellers or their applicable Affiliates pursuant to this Agreement or the other Transaction Documents;

(c)     any Excluded Asset or any Excluded Liability; or

(d)     any Third Party Claim based upon, resulting from or arising out of the business, operations or obligations of Sellers or any of their Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 8.03     Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)     any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)     any breach or non-fulfilment of any covenant, agreement or obligation to be performed by Buyer or its applicable Affiliates pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Buyer or its applicable Affiliates pursuant to this Agreement or the other Transaction Documents; or

(c)     any Assumed Liability.

Section 8.04     Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)     Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.08, Section 4.17, Section 4.19 and Section 4.20 (the “Buyer Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds $16,000, in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar.

(b)     Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.01, Section 5.02, and Section 5.04 (the “Seller Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds $16,000, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(c)     Sellers’ maximum liability to the Buyer Indemnitees for indemnification under Section 8.02(a) shall not exceed $450,000.00.

(d)     Buyer liability to the Seller Indemnitees for indemnification under Section 8.03(a) shall not exceed $450,000.00.

(e)     For purposes of this Article VIII, the amount of any Losses related to any inaccuracy in or breach of any representation or warranty shall be determined without regard to any standard of materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05     Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)     Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)     Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within three days after its receipt of such notice, the Indemnified Party may elect to thereafter defend or, as applicable, may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)     Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim. In the event any Direct Claim is rejected or deemed to be rejected, or the parties are not otherwise able to settle such Direct Claim, each of the parties shall be free to pursue such rights and remedies available to them at law or in equity.

(d)     Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions not adverse to the Indemnified Party’s financial or business interests and otherwise reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.06     Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 30-day LIBOR plus 4.00%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 8.07     Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08     Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09     Exclusive Remedies. Subject to Section 6.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy after the Closing with respect to any and all claims (other than claims arising from fraud, criminal activity or wilful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law following the Closing, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent, criminal or intentional misconduct.

Section 8.10     Assignment of Claims.  If any Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to this Article VIII and such Indemnified Party could have recovered all or a part of such Losses from a third party (“Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, such Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, all of its rights to proceed against the Potential Contributor as are necessary or appropriate to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.  Any payment received in respect of such claim shall be distributed, (i) first to Indemnifying Party in an amount equal to the aggregate payments made by such Indemnifying Party to the Indemnified Party in respect of such claim, plus costs and expenses incurred in investigating, defending or otherwise incurred in connection with addressing such claim or in pursuing a recovery from the Potential Contributor, and (ii) the balance, if any, to the Indemnified Party.

Section 8.11     Insurance and Tax Benefits.  Notwithstanding anything herein to the contrary, an Indemnifying Party shall have no liability under this Article VIII to any Indemnified Party with respect to any claim to the extent Indemnified Party (i) receives any insurance proceeds relating to such claim, (ii) receives payment or indemnification from any third party respecting the matter covered by such claim, or (iii) receives any Tax benefit in respect of the subject matter of such claim.

Section 8.12     Recovery from Escrow.  Notwithstanding anything to the contrary contained in this Agreement, Buyer Indemnitees shall recover any Losses pursuant to this Article VIII first from the Escrow Fund, and second, to the extent the Escrow Fund is insufficient, from Sellers (subject to the other limitations set forth in this Article VIII).

Article IX
Termination

Section 9.01     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)     by the mutual written consent of Sellers and Buyer;

(b)     by Buyer by written notice to Sellers if:

(i)     Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers within thirty (30) days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii)     the conditions set forth in Section 7.02(m) occur; or

(iii)     any of the conditions set forth in Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 1, 2014 (the “Termination Date”), unless such failure of any such condition shall be due to the failure of Buyer to perform or comply with any material covenant, agreement or other obligations of Buyer in this Agreement to be performed or complied with by it prior to the Closing;

(c)     by Sellers by written notice to Buyer if:

(i)     Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of Buyer’s receipt of written notice of such breach from Sellers; or

(ii)     any of the conditions set forth in Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure of any such conditions shall be due to the failure of Sellers to perform or comply with any material covenant, agreement or other obligations of Sellers in this Agreement to be performed or complied with by Sellers prior to the Closing; or

(d)     by Buyer, on the one hand, or Sellers on the other hand, by written notice to the other party if:

(i)     there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited and remains in effect through the Termination Date; or

(ii)     any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable or shall remain in effect through the Termination Date.

(e)     by Buyer, on the one hand, or Sellers on the other hand, by written notice to the other party if BWW provides notification to Sellers that BWW has elected to exercise its right of first refusal to acquire the Restaurants in accordance with the terms of the Franchise Agreements.

Section 9.02     Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)     In the event of termination of this Agreement pursuant to Section 9.01(e) by reason of the fact that BWW shall have exercised its right of first refusal pursuant to the Franchise Agreements to acquire the Business and the Purchased Assets, Sellers shall pay Buyer liquidated damages in an amount equal to the expenses actually incurred by Buyer in connection with the transactions contemplated by this Agreement up until the time that BWW exercises its right of first refusal; provided that such amount shall not exceed $100,000. Sellers shall make such payment to Buyer upon the earlier to occur of (i) the closing of the transaction occasioned by exercise of the right of first refusal; or (ii) within sixty (60) days of Sellers’ receipt of notice from BWW that BWW has elected to exercise its right of first refusal; and

(b)     The provisions of Section 6.06 and Article X which are by their express terms to survive termination of this Agreement, and this Article IX, shall survive termination of this Agreement (the “Surviving Obligations”).

Each of the parties acknowledges and agrees that liquidated damages due under this Agreement shall be in lieu of proving actual damages, as the actual damages from any breach or other event resulting in the payment of liquidated damages under this Agreement would be difficult to ascertain. Further, each of the parties acknowledge and agree that the amount of the liquidated damages provided for herein represents their good faith estimate of the actual damages resulting from any such breach or event.

Article X
Miscellaneous

Section 10.01     Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	Screamin’ Hot Florida, LLC 1257 Tisoff Drive Lexington, Kentucky 40502 Facsimile: E-mail: sonny@screaminhot.com Attention: Sonny Beckley
with a copy to:	Guy M. Graves Gess Mattingly & Atchison, P.S.C. 201 West Short Street Lexington, Kentucky 40507 Facsimile: 859-233-4269 E-mail: ggraves@gmalaw.com Attention: Guy M. Graves
If to Buyer:	AMC Wings, Inc. 27680 Franklin Road Southfield, Michigan 48034 Facsimile: (248) 223-9165 E-mail: ansley@baggerdaves.com Attention: T. Michael Ansley, President
with a copy to:	Dickinson Wright, PLLC 2600 W. Big Beaver Road, Suite 300 Troy, MI 48084-3312 Facsimile: (248) 433-7274 E-mail: mraymond@dickinsonwright.com Attention: Michael T. Raymond

Section 10.03     Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06     Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08     No Third-party Beneficiaries. Except as provided in Section 6.05 (Employees and Employer Benefits) and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. The failure of any party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 10.10     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Michigan.

(b)     ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF MICHIGAN IN EACH CASE LOCATED IN THE COUNTY OF OAKLAND, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

“Sellers”

Screamin’ Hot Florida, LLC

By:	/s/ Sonny Beckley
Name: Sonny Beckley
Title: Partner/CFO

Screamin' Hot Trinity, LLC

By:	/s/ Sonny Beckley
Name: Sonny Beckley
Title: Partner/CFO

“Principal Members”

/s/ Pat Katz
Pat Katz

/s/ Doug Davis
Doug Davis

/s/ Kurtis Montgomery
Kurtis Montgomery

/s/ Sonny Beckley
Sonny Beckley

"Buyer"

AMC Wings, Inc.

By:	/s/ T. Michael Ansley
Name: T. Michael Ansley
Title: President